UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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MACROGENICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

The following information amends and supplements the definitive proxy statement (the “Proxy Statement”) of MacroGenics, Inc. (the “Company”), filed with the Securities and Exchange Commission on April 8, 2026, and furnished to stockholders of the Company in connection with the Company’s 2026 Annual Meeting of Stockholders to be held virtually on May 19, 2026 at 9:00 a.m. Eastern Time.

The section titled “PROPOSAL NO. 4 - APPROVAL OF THE AMENDMENT TO THE MACROGENICS, INC. 2023 EQUITY INCENTIVE PLAN” on pages 16 through 24 of the Proxy Statement is hereby amended and restated in its entirety to correct an inadvertent clerical error in the disclosure of the total number of shares of common stock available for grant under the 2023 Plan and the disclosure of the total shares available for grant after the Annual Meeting.

This supplement to the Proxy Statement (the “Supplement”) should be read in conjunction with the Proxy Statement and the documents referred to in the Proxy Statement, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates, or conflicts with information contained in the Proxy Statement, the information in this Supplement supersedes the information in the Proxy Statement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

If you have already submitted your proxy or provided voting instructions to the broker, trustee or other nominee through which your shares are held and do not wish to change your vote, you do not need to take any action. See “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” in the Proxy Statement for further information about voting procedures for the Annual Meeting.

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT TO THE MACROGENICS, INC. 2023 EQUITY INCENTIVE PLAN
On April 3, 2023, our Board adopted the 2023 Equity Incentive Plan (“2023 Plan”), which was approved by our stockholders at the annual meeting of stockholders held on May 31, 2023. The 2023 Plan has been amended at each subsequent annual meeting of stockholders to increase the number of shares available for issuance, and as currently in effect, authorizes the issuance of up to an aggregate of 8,100,000 shares.
On February 25, 2026, the Board adopted and approved a further amendment to the 2023 Plan to increase the total number of shares that can be issued under the 2023 Plan by 1,250,000, subject to stockholder approval of the amendment.
We are requesting that the stockholders approve this amendment to the 2023 Plan (“Amended 2023 Plan”). We are not requesting approval of any other changes to the 2023 Plan. The material terms of the 2023 Plan, as amended to increase the number of shares of our common stock available for issuance, are described under the “Description of the Amended 2023 Equity Incentive Plan,” below.
If the stockholders do not approve the increase in the number of shares available for issuance, we will continue to operate the 2023 Plan under its current provisions.
Why We are Asking our Stockholders to Approve the Amended 2023 Plan
The Board approved the Amended 2023 Plan to ensure that we can continue to grant stock options, RSU awards and other awards in order to provide long-term incentives to current and future employees, non-employee directors and consultants. Our continued ability to offer equity awards under the Amended 2023 Plan is critical to our ability to attract, motivate and retain qualified employees, non-employee directors and consultants, particularly as we grow to support the research and development of our product candidates and in light of the highly competitive market for talent in which we operate.

Shares Available for Future Awards
As of March 27, 2026, a total of 2,494,325 shares of our common stock remained available for grant under the 2023 Plan.
The Board believes that the additional shares are necessary to meet our anticipated equity compensation needs. The proposed increase is expected to last approximately one to two years.
Why You Should Vote to Approve the Amended 2023 Plan
Equity Awards Are an Important Part of Our Compensation Philosophy
We are a clinical-stage biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative antibody-based therapeutics for the treatment of cancer. These therapeutic product development cycles typically span multiple years, and our Board believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate our employees, including key personnel, as well as non-employee directors, and consultants with the scientific and technical expertise required for successful long-term execution. Without such key personnel, non-employee directors and consultants, we might not achieve our development and commercialization plans. Therefore, the Board believes that the Amended 2023 Plan to increase the number of shares issuable under the 2023 Plan is in the best interests of the Company and its stockholders and recommends a vote in favor of this Proposal No. 4.
Approval by our stockholders of the Amended 2023 Plan to increase the number of shares issuable under the 2023 Plan will allow us to continue to attract and retain highly trained and experienced individuals who are critical to our success, through the grant of equity awards at levels determined appropriate by our Board or Human Capital Management Committee. The Amended 2023 Plan will also allow us to utilize equity awards as long-term incentives to secure and retain the services of current and future employees, non-employee directors and consultants, consistent with our compensation philosophy and common compensation practice for biopharmaceutical companies. To date, we have relied significantly on equity awards in the form of stock option and RSU grants to attract and retain key employees, non-employee directors and consultants, all of whom are critical to our success. We believe the use of stock option and RSU grants strongly aligns the interests of our employees with those of our stockholders by placing a considerable proportion of our employees’ total compensation “at risk” because their compensation is contingent on the appreciation in value of our common stock. In addition, we believe equity award grants encourage employee ownership in the Company and promote retention through the reward of long-term value accretion.
Furthermore, as previously disclosed, effective as of August 13, 2025, the Board appointed Mr. Risser to serve as the Company’s President and Chief Executive Officer. In connection with the appointment of Mr. Risser to the Company’s President and Chief Executive Officer, Mr. Risser was granted a stock option award to purchase 550,000 shares of the Company’s common stock at an exercise price equal to the closing per-share trading price of the common stock on August 13, 2025.
We Manage Our Equity Incentive Award Use Carefully, and Our Plan is Broad-based
Equity awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees and non-employee directors. The tables below show our responsible overhang and burn rate percentages.
The Size of Our Share Reserve Increase Is Reasonable
As described above, the 2023 Plan had 2,494,325 shares remaining available for grant as of March 27, 2026. If this Proposal No. 4 is approved by our stockholders, we will have a total of approximately 3,744,325 shares available for grant after the Annual Meeting, which includes 1,250,000 new shares available for grant pursuant to the Amended 2023 Plan, plus 2,494,325 shares, which represent the shares remaining available for issuance under the 2023 Plan.
The Amended 2023 Plan will provide sufficient shares for issuance to meet our estimated near-term equity compensation needs for our current and future employees, non-employee directors and consultants. We operate in a highly competitive industry and geographies for employee talent and do not expect required rates of compensation to decline. One alternative to using equity awards would be to significantly increase cash compensation. We do not believe this would be in our best interests or the best interests of our stockholders because it would significantly impact our financial resources to further advance our programs. We believe that a combination of equity and cash compensation is more appropriate and preferable and meets the expected industry recruiting standards needed to enable us to attract, retain and motivate employees. It also helps to align our employees' interests with those of our stockholders. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for advancing the development of our product candidates. Furthermore, we do not believe a cash-oriented compensation program would provide the same value to us or our stockholders with respect to long-term employee retention or serve to align employees’ interests with those of our stockholders, in comparison to a program that includes equity awards.

Overhang
The following table provides certain additional information regarding our use of equity awards:

As of March 27, 2026 (Record Date)
Total number of shares of common stock subject to outstanding stock options	16,556,562
Weighted-average exercise price of outstanding stock options	$10.05
Weighted-average remaining term of outstanding stock options	6.7 years
Total number of shares of common stock subject to outstanding full value awards (RSUs and PSUs)	980,217
Total number of shares of common stock available for grant under the 2023 Plan	2,494,325

Total number of shares of common stock outstanding	63,560,068
Per-share closing price of common stock as reported on Nasdaq Global Select Market	$2.93

Burn Rate
The Company monitors stockholder dilution by tracking the number of shares subject to equity awards that it grants annually, commonly referred to as the burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation awards and is defined for this purpose as the number of equity awards granted as incentives during the year divided by the weighted average number of shares of common stock outstanding during the year. The Company has calculated the burn rate for the past three years, as set forth in the following table:

	Total Number of Shares of Common Stock Subject to Stock Options Granted	Total Number of Shares of Common Stock Subject to Full Value Awards Granted	Weighted Average Number of Shares of Common Stock Outstanding	Burn Rate
Fiscal Year 2025	3,074,544	359,420	63,155,096	5.44%
Fiscal Year 2024	1,986,192	679,715	62,621,185	4.26%
Fiscal Year 2023	3,367,777	707,635	61,929,198	6.58%

On a 3-year basis, our average gross burn rate of 5.4% is positioned between the 50th and 75th percentile and compares to a median of 6.5% among companies in our compensation peer group (see page 36).

Key Plan Features
The 2023 Plan includes provisions that are designed to protect our stockholders' interests and to reflect corporate governance and best practices and are not impacted by this amendment, and those provisions continue in the Amended 2023 Plan including:
•No single trigger accelerated vesting upon change in control. The Amended 2023 Plan does not provide for any automatic mandatory vesting of awards upon a change in control.
•Prohibition on repricing. The Amended 2023 Plan specifically prohibits us from repricing any outstanding stock option or stock appreciation right by reducing the exercise price of the stock option or stock appreciation right or canceling any outstanding stock option or stock appreciation right that has an exercise price or strike price in excess of the current fair market value in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to such event.
•Prohibition on the payment of dividends and dividend equivalents on unvested stock options or awards. The Amended 2023 Plan prohibits the payment or crediting of dividends or dividend equivalents with respect to any award until the underlying shares or units vest.
•Prohibition on "liberal: share recycling on appreciation awards. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a stock award will no longer be available for issuance under the 2023 Plan, including any shares subject to a stock award that are not delivered to a participant because such stock award is exercised through a reduction of shares subject to such stock award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an option or stock appreciation right, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an option or stock appreciation right will no longer be available for issuance under the Amended 2023 Plan.
•Awards subject to forfeiture/clawback. In February 2021, our Board adopted a policy designed to allow for the recoupment of certain cash and equity compensation in the event of certain misconduct by our current and former Section 16 officers, which was further amended in November 2023. The policy allows for the recoupment of compensation, including compensation paid pursuant to all forms of equity compensation awards, that is granted, earned or vested based in whole or in part on the attainment of certain financial reporting measures. We may recover such compensation in the event of an accounting restatement due to material noncompliance with any financial reporting requirement, the noncompliance to which a current or former Section 16 officer of the Company knowingly contributes through misconduct, which includes if the officer violates SEC rules and regulations, Company policy, or willfully commits an act of fraud, dishonesty, gross recklessness or gross negligence in the performance of their duties, as determined by the final disposition of any related action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other completed proceeding. All Awards granted under the Plan will be subject to recoupment in accordance with the Company’s Incentive Compensation

Recruitment Policy (the "Clawback Policy") adopted in February 2021 and amended in November 2023 or with any other clawback policy that the Company otherwise adopts.
•No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the 2023 Plan must have an exercise price or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•Flexibility in designing equity compensation structure. The Amended 2023 Plan allows us to provide a broad array of equity incentives including traditional option grants, stock appreciation rights, restricted stock awards, RSU awards, performance stock awards and other stock awards. By providing this flexibility, we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.
Stockholder Approval
If this Proposal No. 4 is approved by our stockholders, the Amended 2023 Plan will become effective as of the date of the Annual Meeting and the number of shares issuable under the 2023 Plan will be increased. In the event that our stockholders do not approve this Proposal No. 4, the Amended 2023 Plan will not become effective and the 2023 Plan will continue to be effective in accordance with its terms.
Description of the Amended 2023 Equity Incentive Plan
The material features of the Amended 2023 Plan are described below. The following description of the Amended 2023 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2023 Plan. The Stockholders are urged to read the actual text of the Amended 2023 Plan is provided in Appendix A, with the amendment for which we are seeking approval shown in blackline text.
Awards. Our Amended 2023 Plan provides for the grant of incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code ("IRC") to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options ("NSOs"), stock appreciation rights, restricted stock awards, RSU awards, performance awards and other forms of awards to employees, non-employee directors and consultants.
Authorized Shares. The maximum number of shares of our common stock that may be issued under our Amended 2023 Plan will not exceed 9,350,000 shares, which is equal to the sum of (1) 2,140,009 shares originally reserved under the 2023 Plan, plus (2) 3,250,000 shares added to the 2023 Plan approved by our stockholders at our subsequent annual meetings of stockholders, plus (3) 1,250,000 new shares subject to the Amended 2023 Plan, plus (4) shares that remained available for the issuance of awards under our 2013 Stock Incentive Plan ("2013 Plan") as of immediately prior to the time our 2023 Plan became effective, plus (5) shares of our common stock subject to outstanding stock options or other stock awards granted under our 2013 Plan that, on or after our 2023 Plan became effective, terminate or expire prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our Amended 2023 Plan is 18,000,000 shares.
Shares subject to stock awards granted under our Amended 2023 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares will not reduce the number of shares available for issuance under our Amended 2023 Plan. Any shares of our common stock previously issued pursuant to a stock award that are forfeited back to or repurchased or reacquired by us because of a failure to meet a contingency or condition required for the vesting of such shares will be added back to the share reserve and again become available under the Amended 2023 Plan. In addition, shares withheld to satisfy a tax withholding obligation in connection with an award other than a stock option or stock appreciation right will not reduce the number of shares available for issuance under our Amended 2023 Plan. However, the following types of shares subject to stock awards will reduce the share reserve and will not become available for the grant of new stock awards under the Amended 2023 Plan: (1) shares of common stock reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award, including any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award, (2) shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an option or stock appreciation right, and (3) any shares repurchased on the open market with the proceeds of the exercise or strike price of an option or stock appreciation right.
Plan Administration. Our Board of Directors, or a duly authorized committee of our Board of Directors, administer our Amended 2023 Plan and is referred to as the “plan administrator” herein. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our Amended 2023 Plan, the plan administrator has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
The plan administrator has the power to modify outstanding awards under our Amended 2023 Plan; provided, however, that the Amended 2023 Plan specifically prohibits the plan administrator from repricing any outstanding stock option or stock appreciation right by reducing the exercise price of the stock option or stock appreciation right, or from canceling any outstanding stock option or stock appreciation right that has an exercise price or strike price in excess of the current fair market value in exchange for cash or other stock awards, in either case without obtaining the approval of our stockholders within 12 months prior to such event.
Stock Options. Our Amended 2023 Plan allows for the grant of ISOs and NSOs pursuant to stock option agreements adopted by the plan administrator. The plan administrator will determine the exercise price for stock options, within the terms and conditions of our Amended 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant for NSOs and 110% of the fair market value of the stock subject to the option on the date of grant for ISOs. Options granted under our Amended 2023 Plan will vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator will determine the term of stock options granted under our Amended 2023 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient approved by the plan administrator, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards. Our Amended 2023 Plan allows for the grant of RSU awards pursuant to restricted stock unit award agreements adopted by the plan administrator. RSU awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. An RSU award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the RSU award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable award agreement or other written agreement between us and the recipient approved by the plan administrator, RSU awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards. Our Amended 2023 Plan allows for the grant of restricted stock awards pursuant to restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
Stock Appreciation Rights. Our Amended 2023 Plan allows for the grant of stock appreciation rights pursuant to stock appreciation right agreements adopted by the plan administrator. The plan administrator will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under our Amended 2023 Plan will vest at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of common stock or in any other form of payment as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator will determine the term of stock appreciation rights granted under our Amended 2023 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards. Our Amended 2023 Plan permits the grant of performance awards that may be settled in stock, cash, or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.
The performance goals may be based on any one of, or combination of, the following as determined by the plan administrator: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit;

operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board of Directors at the time the performance award is granted, the board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to GAAP; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP.
Other Stock Awards. The plan administrator is permitted to grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our Amended 2023 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions. In the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant, any stock awards outstanding under our Amended 2023 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction) and (2) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (1) the per share amount payable to holders of common stock in connection with the corporate transaction, over (2) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.
Under our Amended 2023 Plan, a corporate transaction is generally defined as the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control. Awards granted under our Amended 2023 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Under our Amended 2023 Plan, a change in control is generally defined as: (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (4) when a majority of our Board of Directors becomes comprised of individuals who were not serving on our Board of Directors on the date our Amended 2023 Plan was adopted by the Board of Directors, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.
Plan Amendment or Termination. Our Board of Directors has the authority to amend, suspend or terminate our Amended 2023 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. If stockholders approve our Amended 2023 Plan, no ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our Amended 2023 Plan (or otherwise after our Board of Directors last approval of an increase in number of shares available for issuance under the 2023 Plan). No stock awards may be granted under our Amended 2023 Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2023 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult their tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award under the Amended 2023 Plan. The Amended 2023 Plan is not qualified under the provisions of Section 401(a) of the IRC and is not subject to any of the provisions of the

Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income, as well as the requirement of reasonableness, the provisions and limitations of Section 162(m) of the IRC and the satisfaction of our tax reporting obligations.
The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based compensation arrangements already in place as of November 2, 2017.
Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionholder's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder's capital gain holding period for those shares will begin on that date. Subject to the requirement of reasonableness, the provisions and limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.
Incentive Stock Options. The Amended 2023 Plan provides for the grant of stock options that are intended to qualify as "incentive stock options," as defined in Section 422 of the IRC. Under the IRC, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be a long-term capital gain or loss.
If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be a short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the optionholder's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includable in income by the optionholder, subject to the requirement of reasonableness and the provisions and limitations of Section 162(m) of the IRC, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days after his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Subject to the requirement of reasonableness, the provisions and limitations of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Stock Appreciation Rights. Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the date of grant, the recipient will recognize ordinary income equal to the fair market value of stock or cash received upon such exercise. If the recipient is employed by us or one of our affiliates, that income will be subject to withholding taxes. Subject to the requirement of reasonableness, the provisions and limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to an income tax deduction equal to the amount of ordinary income realized by the recipient of the stock appreciation right.
Restricted Stock Units. Generally, the recipient of a restricted stock unit award structured to conform to the requirements of Section 409A of the IRC or an exception to Section 409A of the IRC will recognize ordinary income at the time the shares are delivered to the participant in an amount equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If a restricted stock unit award is subject to Section 409A of the IRC, the shares subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability, or a change in control. If delivery occurs on another date, unless the restricted stock unit awards otherwise comply with or qualify for an exception to the requirements of Section 409A of the IRC, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed. The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid, if any, for shares plus any ordinary income recognized when the stock is delivered. Subject to the requirement of reasonableness, the provisions and limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to an income tax deduction equal to the amount of ordinary income realized by the participant.
New Plan Benefits
Awards under the Amended 2023 Plan are discretionary. Accordingly, total awards that may be granted under the Amended 2023 Plan are not determinable. We have made certain grants to our employees and to certain executive officers, as discussed below under "Executive Compensation" and we may make additional grants to certain of our executive officers later this year as well as to our non-employee directors under our director compensation program described above under "Director Compensation." However, we cannot currently determine the total amount of benefits or number of shares subject to equity awards that may be granted in the future to executive officers, directors and employees under the Amended 2023 Plan.
The following table shows, for each of the named executive officers and the various groups indicated below, the total number of shares of our common stock subject to equity awards that have been granted (even if not currently outstanding) under the 2023 Plan since it became effective through December 31, 2025:

Name and Position	Number of shares (#)
Eric Risser	813,500
President, Chief Executive Officer and Director (1)
Scott Koenig, M.D., Ph.D.	343,000
Former Chief Executive Officer and current Director (2)
Ezio Bonvini	272,500
Senior Vice President, Research and Chief Scientific Officer
James Karrels	242,000
Senior Vice President and Chief Financial Officer
All current executive officers as a group (6 persons)	1,926,900
All current non-employee directors as a group (10 persons)	1,160,373
All current employees, excluding all current executive officers, as a group (283 persons)	2,478,800

(1) Mr. Risser was promoted to President and Chief Executive Officer effective August 13, 2025.
(2) Dr. Koenig served as President and Chief Executive Officer until August 13, 2025. The shares shown here are also included in the "All current non-employee directors as a group" line below as he was a non-employee director at December 31, 2025.